SCHEDULE 14C (Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

Check the appropriate box:

[X] Preliminary Information Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule

14a-6(e)(2))

[ ] Definitive Information Statement

Calvert Variable Series, Inc.

Social International Equity Portfolio

(Name of Registrant as Specified in Its Charter)

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(3) Per unit price or other underlying value of transaction computed

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(5) Total Fee Paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act

Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid

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CALVERT VARIABLE SERIES, INC.

SOCIAL INTERNATIONAL EQUITY PORTFOLIO

4550 Montgomery Avenue, Suite 1000N

Bethesda, Maryland 20814

INFORMATION STATEMENT

REGARDING A CHANGE TO THE FUND'S SUBADVISOR

This Information Statement is being supplied to all shareholders of the Calvert Social International Equity Fund (the "Fund"), a portfolio of Calvert Variable Series, Inc. Pursuant to an exemptive order granted by the United States Securities and Exchange Commission on December 17, 1996, the Fund and Calvert Asset Management Company, Inc. (the "Advisor" or "CAMCO"), the Fund's investment adviser may enter into and materially amend the Investment Subadvisory Agreement without shareholder approval.

The rationale for this grant of authority is that the Advisor's constant supervision of the subadvisor permits the proportion of shareholders' assets subject to particular subadvisor styles to be reallocated (or, as is the case here, a new subadvisor introduced) in response to changing market conditions or subadvisor performance, in an attempt to improve the Fund's overall performance. In essence, the exemptive order permits the Advisor to select the subadvisor best suited to achieve the Fund's investment objective.

Obtaining shareholder approval of a new subadvisor and investment subadvisory agreement imposes costs on the Fund without advancing shareholder interests. Shareholders' interests are adequately protected by their voting rights with respect to the investment advisory agreement and the responsibilities assumed by the Advisor and the Fund's Board of Directors. Further, it has become increasingly difficult to obtain shareholder quorums for shareholder meetings.

Accordingly, pursuant to the exemptive order, as discussed above, as well as disclosed in the Prospectus and Statement of Additional Information for the Fund, both dated April 30, 2001, and following the change to the management of the Fund, the Fund is providing information about the new subadvisor. We are not asking you for a proxy and you are requested not to send us a proxy.

This Information Statement is expected to be mailed to shareholders of record on or about March _____, 2002.

Shareholders of the Fund of record at the close of business on February 28, 2002 ("record date") are entitled to receive this Information Statement.

As of February 28, 2002 the following shareholder owned of record 5% or more of the shares of the Fund:

Name and Address	% of Ownership

[TO BE PROVIDED]

Background. CAMCO serves as investment advisor to the Fund and to several other registered investment companies in the Calvert Family of Funds. Calvert Distributors, Inc. ("CDI") serves as the principal underwriter to the Fund. Calvert Administrative Services Company ("CASC") has been retained by the Fund to provide certain administrative services necessary to the conduct of its affairs. CAMCO, CDI and CASC are located at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814, and are indirectly wholly owned subsidiaries of Ameritas Acacia Mutual Holding Company.

The Advisor has traditionally contracted out investment subadvisory services for the Fund. From the Fund's inception through March 8, 2002, the Fund's subadvisor had been Aberdeen Asset Management PLC ("Aberdeen")(formerly, Murray Johnstone International, Ltd.) Aberdeen's principal business office in the United States is 875 North Michigan Avenue, Suite 3415, Chicago, Illinois 60611.

The prior investment subadvisory agreement with Aberdeen as it relates to the Fund was dated May 3, 2001. Under the subadvisory agreement, Aberdeen received a fee from the Advisor based on a percentage of the Fund's average daily net assets. For the Fund's most recent fiscal year ended December 31, 2001, $___________ in fees were paid to Aberdeen.

At a meeting of the Board of Directors held on March 7, 2002, acting pursuant to the exemptive order discussed above, the Board terminated Aberdeen as the subadvisor to the Fund effective March 8, 2002. In connection with this, the Board determined that shareholders may benefit from the services of a different investment subadvisor whose management style might better achieve the Fund's objective of high total return. After careful consideration by the Advisor of a pool of very highly qualified candidates, the Advisor recommended, and the Board selected, Grantham, Mayo, Van Otterloo & Co. LLC as the new subadvisor for the Fund. Pursuant to this action, the Board also determined to deliver this information statement to the Fund's shareholders.

The Advisor's approach in selecting sub-advisors is to choose the manager that is the best fit for the Fund, with proven expertise in their investment area. As Calvert continues moving socially responsible investing to the mainstream, it is critical that the sub-advisors' strategies complement Calvert's philosophy and goals. GMO was selected for its investment philosophy, disciplined strategy, and track record of delivering strong investment performance while limiting volatility and managing risk.

Investment Subadvisor. Grantham, Mayo, Van Otterloo & Co. LLC ("GMO") (40 Rowes Wharf, Boston, Massachusetts 02110) now serves as the investment subadvisor to the Social International Equity Portfolio. As of February 28, 2002, GMO had $_______ billion in assets under management.

Thomas Hancock and Christopher M. Darnell co-head the portfolio management team for the Portfolio. Mr. Hancock joined the firm in 1995, serving as a research analyst. He became a member of the firm in 2000 and is currently engaged in global quantitative equities portfolio management. Prior to joining the firm, he was a research scientist at Siemens and a software engineer at IBM. Mr. Hancock attended Rensselaer Polytechnic Institute (B.S.) and Harvard University (Ph.D.).

Mr. Darnell joined the firm in 1979, serving as a research analyst. He became a member of the firm in 1984 and Head of Quantitative Research in 1996. He has also served as Chief Investment Officer of Quantitative Investment Products and Chairman of the U.S. Equity Investment Policy Group at GMO. Prior to joining the firm, Mr. Darnell attended Yale University (B.A.) and Harvard University (M.B.A.).

GMO's philosophy is to create a disciplined portfolio that uses fundamental investment principles and quantitative applications to provide broad international equity exposure, while controlling risk relative to the MSCI EAFE benchmark.

GMO currently provides investment advisory services to certain other mutual funds with investment objectives similar to that of the Fund:

Mutual Fund	Assets Under Management	Annual Management Fees
Calvert World Values International Equity Fund	$____________	$____________
[GMO Trust]	$____________	$____________

GMO's Principal Executive Officers are as follows:

Name and Title With GMO	Name of Company and Principal Business Address	Principal Occupation

[TO BE PROVIDED]

The Fund's investment objective and policies have not changed as a result of the change in subadvisor. The Fund seeks to provide a high total return consistent with reasonable risk by investing primarily in a diversified portfolio for equity securities. The primary difference between GMO and Aberdeen is that the former manager used a top-down approach to portfolio construction, emphasizing country allocations based on global economic outlook and political climate. GMO's approach emphasizes bottom-up stock analysis and portfolio construction. In addition to hands-on, traditional fundamental analysis, GMO uses three distinct analytical models for constructing portfolios.

Investment Subadvisory Agreement. The Investment Subadvisory Agreement (the "Subadvisory Agreement") between the Advisor and GMO contains the same material terms as governed the Advisor's arrangement with Aberdeen. GMO's fee for subadvisory services is paid by the Advisor. Under the Subadvisory Agreement, GMO receives a fee, payable monthly, of 0.45% of the average daily assets up to and including $250 million; 0.425% of the average daily net assets over $250 million and up to and including $500 million; and 0.400% of such average daily net assets in excess of $500 million.

Annual Reports. The audited Annual Report to Shareholders of the Fund is incorporated by reference into this Information Statement. Copies of the Annual Report and the most recent semi-annual report succeeding the annual report may be obtained without charge by writing to the Fund at 4550 Montgomery Avenue, Suite 1000N, Bethesda, Maryland 20814 or by calling (800) 368-2745.